                                                                  Conformed Copy


                   TAX SHARING AND INDEMNIFICATION AGREEMENT


     THIS TAX SHARING AND INDEMNIFICATION AGREEMENT (the "Agreement"), dated as of November 20, 1996, by and between Alco Standard Corporation, an Ohio corporation ("Alco") and Unisource Worldwide, Inc., a Delaware corporation ("Unisource"), on behalf of themselves, the Alco Group, the Unisource Group and their respective successors.


                                    RECITALS


     WHEREAS, the Alco Board of Directors has determined that it is appropriate and desirable to distribute all of the outstanding shares of the Unisource common stock on a pro rata basis to the holders of the Alco common stock (the "Distribution") in a transaction that will qualify as a tax-free distribution for federal income tax purposes under section 355 of the Code (as defined below); and

     WHEREAS, Unisource and its affiliates will accordingly cease to be members of the affiliated group (within the meaning of Section 1504(a) of the Code) of which Alco is the common parent, effective as of January 1, 1997 (the "Effective Date"); and

     WHEREAS, Alco and Unisource desire to provide for and agree upon the allocation of liabilities for Taxes with respect to the parties; and

     WHEREAS, the parties hereto also desire to provide for: (1) the preparation and filing of Tax Returns along with the payment of Taxes shown due and payable thereon, (2) the retention and maintenance of relevant records necessary to prepare and file appropriate Tax Returns, as well as the provision for appropriate access to those records by the parties to this Agreement, (3) the conduct of audits, examinations and proceedings by appropriate governmental entities which could result in a redetermination of Taxes of the parties to this Agreement, (4) the treatment of refunds of Taxes and Carrybacks of the parties,
(5) the cooperation of all parties with one another in order to fulfill their duties and responsibilities under this Agreement and under the Code and other applicable law, and (6) any other matters related to Taxes , including allocation of and indemnification for any Taxes imposed solely as a result of the Distribution or any steps taken to effect the Distribution; and

     NOW, THEREFORE, in consideration of the foregoing and of the mutual promises, covenants and conditions hereinafter contained, the parties hereto agree as follows:

                                   SECTION I

                                  Definitions
                                  -----------

As used in this Agreement (including the Recitals hereof), the following definitions shall apply:

     (a) "Adjustment" shall mean any proposed or final change in the tax liability of a taxpayer.

     (b) "Affiliated Group" shall mean an affiliated group of corporations (whether or not presently in existence) within the meaning of Code section 1504(a).

     (c) "Alco Affiliated Group" shall mean, for each taxable period, the Affiliated Group of which Alco or its successor is the common parent corporation.

     (d) "Alco Group" shall mean, for each tax period, (i) the corporations that comprise the Alco Affiliated Group, and (ii) the corporations that would be members of the Alco Affiliated Group, but for the fact that they are foreign corporations.

     (e) "Alco Affiliated Group Tax Liability" shall mean, for each tax period, the consolidated federal income tax liability (including any associated penalties) of the Alco Group for any taxable year for which the Alco Affiliated Group files a consolidated federal income tax return.

     (f) "Carryback Item" shall mean any net operating loss, net capital loss, unused general business tax credit, or any other Tax item of the Unisource Affiliated Group which, under the Code or any other applicable Tax law, may be carried back and may generate a Tax Benefit for any member of the Alco Group.

     (g) "Code" shall mean the United States Internal Revenue Code of 1986, as amended, or any successor law.

     (h) "Consolidated Personal Property Tax Return" means a tax return reflecting personal property taxes for any two or more members of the Alco Group, which is required to be filed on a consolidated return basis.

     (i) "Distribution" shall mean the pro rata distribution of all of the Unisource common stock to the holders of the common stock of Alco.

     (j) "Effective Date" shall mean January 1, 1997.

     (k) "Final Determination" shall mean the final resolution of any tax matter. A Final Determination shall result from the first to occur of:

         (i) the expiration of thirty (30) days after the IRS' acceptance of a Waiver of Restrictions on Assessment and Collection of Deficiency in Tax and Acceptance of Over Assessment on Federal Revenue (Form 870 or 870-AD or any successor comparable form) (the "Waiver")), except as to reserved matters specified therein, or the expiration of thirty (30) days after acceptance by any other taxing authority of a comparable agreement or form under the laws of any other jurisdiction, including State, local, and foreign; unless, within such period, the taxpayer gives notice to the other party to this Agreement of the taxpayer's intention to attempt to recover all or part of any amount paid pursuant to the Waiver by the filing of a timely claim for refund;

         (ii) a decision, judgment, decree, or other order by a court of competent jurisdiction that is not subject to further judicial review (by appeal or otherwise) and has become final;

         (iii) the execution of a closing agreement under Code section 7121, or the acceptance by the IRS of an offer in compromise under Code section 7122, or comparable agreements under the laws of any other jurisdiction, including State, local, and foreign, except as to reserved matters specified therein;

         (iv) the expiration of the time for filing a claim for refund or for instituting suit in respect of a claim for refund that was disallowed in whole or part by the IRS or any other taxing authority;

         (v)    the expiration of the applicable statute of limitations; or

         (vi) an agreement by the parties hereto that a Final Determination has been made.

     (l) "Indemnifying Party" shall mean any party that is required to pay any other party pursuant to the terms and conditions of this Agreement with respect to an Adjustment under Section VI(b).

     (m) "Indemnified Party" shall mean any party who is entitled to receive payment from an Indemnifying Party pursuant to the terms and conditions of this Agreement with respect to an Adjustment under Section VI(b).

     (n) "IRS" shall mean the United States Internal Revenue Service or any successor thereto, including but not limited to its agents, representatives, and attorneys.

     (o) "Nexus" shall mean a presence of property (owned or rented), payroll, employment of individuals, sales, or other factors which cause activities to be subject to Unitary Income Tax in a particular jurisdiction.

     (p) "Restructuring Liability" means any Tax Liability resulting from any actions, restructurings, acts, or omissions necessary to implement the Distribution and its associated events, including, for example, intercompany sales, liquidations, and mergers. The term "Restructuring Liability," however, shall not include any liability or liabilities arising under Section V of this Agreement.

     (q) "Ruling" means the private letter ruling issued by the Service in reply to the Ruling Request (and, in the event Alco and Unisource join in requesting an amendment or supplement thereto, such amendment or supplemental ruling).

     (r) "Ruling Request" means the private letter ruling request filed by the parties with the Service on April 29, 1996 (and, if applicable, as modified or supplemented by any materials submitted to the Service), seeking rulings that, among other things, the Distribution will qualify for federal income tax purposes as a tax-free distribution under
         Section 355 of the Code.

     (s) "Separate Tax Return" shall mean all Tax Returns other than Unitary Income Tax returns, Consolidated Personal Property Tax Returns, and all Tax Returns filed on a consolidated basis.

     (t) "Straddle Period" shall have the meaning ascribed to it in Section
         II(a).

     (u) "Tax Benefit" shall mean a reduction in the Tax Liability of a taxpayer (or of the Affiliated Group of which it is a member) for any taxable period. Except as otherwise provided in this Agreement, a Tax Benefit shall be deemed to have been realized or received from a Tax Item in a taxable period only if and to the extent that the Tax Liability of the taxpayer (or of the Affiliated Group of which it is a member) for such period, after taking into account the effect of the Tax Item on the Tax Liability of such taxpayer in all prior periods, is less than it would have been if such Tax Liability were determined without regard to such Tax Item. Whenever any party is required under this Agreement to pay an amount equal to a Tax Benefit, the payment of that amount shall not itself be deemed to give rise to a a Tax Benefit.

     (v) "Tax Detriment" shall mean an increase in the Tax Liability of a taxpayer (or of the Affiliated Group of which it is a member) for any taxable period. Except as otherwise provided in this Agreement, a Tax Detriment shall be deemed to have been realized or suffered from a Tax
         Item in a taxable period, only if and to the extent that the Tax Liability of the taxpayer (or the Affiliated Group of which it is a member) for such period, after taking into account the effect of the Tax Item on the Tax Liability of such taxpayer in all prior periods, is greater than it would have been if such Tax Liability were determined without regard to such Tax Item.

     (w) "Tax Item" shall mean any item of income, gain, loss, deduction, credit, recapture of credit, or any other item which may have the effect of increasing or decreasing Taxes paid or payable.

     (x) "Tax Liability" shall mean the net amount of Taxes due and paid or payable for any taxable period, determined after applying all tax credits and all applicable carrybacks for net operating losses, net capital losses, unused general business tax credits, or any other Tax Items arising from a prior or subsequent taxable period, and all other relevant adjustments, and shall include, without limitation, the net amount due and paid or payable for alternative minimum tax imposed under Code section 55 or similar alternative or add-on minimum taxes.

     (y) "Tax Returns" shall mean all reports, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

     (z) "Taxes" means all federal, state, territorial, local, foreign and other net income, gross income, gross receipts, sales, use, value added, ad valorem, transfer, franchise, profits, license, lease, withholding, payroll, employment, unemployment insurance, workers compensation insurance, social security, excise, severance, stamp, business license, occupation, premium, property, environmental, windfall profits, customs, duties, alternative minimum, estimated or other taxes, fees, premiums, assessments or charges of any kind whatever imposed or collected by any governmental entity or political subdivision thereof, which any member of the Alco Group or the Unisource Group is required to pay, collect or withhold, together with any interest and any penalties, additions to Tax or additional amounts with respect thereto, and the term "Tax" means any one of the foregoing Taxes.

    (aa) "Unisource Affiliated Group" shall mean, for each tax period, Unisource and all corporations of which Unisource or its successor is the common parent corporation (whether or not presently in existence) that, at the pertinent time, would be required or entitled to join with Unisource in filing consolidated federal income tax returns if (i) Unisource were a common parent corporation and not a member of the Alco Affiliated Group, and (ii) Unisource and such corporations had duly elected to file consolidated federal income tax returns for the period including such time.

     (bb) "Unisource Group" shall mean, for each tax period, (i) the corporations that are members of the Unisource Affiliated Group, and
          (ii) the corporations that would be members of the Unisource Affiliated Group but for the fact that they are foreign corporations.

     (cc) "Unisource Stand-alone Federal Consolidated Tax Liability" shall mean, for each tax period, the amount of the federal income tax liability (or refund) that the Unisource Affiliated Group would have had, computed as if the Unisource Affiliated Group had been a separate affiliated group of corporations filing a consolidated federal income tax return pursuant to Section 1502 of the Code for such tax period and all prior and subsequent tax periods during which Unisource was (or is) a member of the Alco Affiliated Group. For purposes of the preceding sentence, the term "Unisource Affiliated Group" shall include any subsidiary or division of Alco that is operated under the control of Unisource and is included in the "Unisource Group" as that term is defined in the Distribution Agreement entered into between Alco Standard Corporation and Unisource Worldwide, Inc., dated as of November 20, 1996 (the "Distribution Agreement"). In computing the Unisource Stand-alone Federal Consolidated Tax Liability for the tax year that includes the Straddle Period, the tax attributes associated with intercompany transactions or distributions that are taken into account during the Straddle Period between any members of the Unisource Affiliated Group and any members of the Alco Affiliated Group that are not members of the Unisource Affiliated Group shall be taken into account, to the extent actually paid. Any consolidated net operating losses, capital losses, or credits attributable to any member of the Unisource Affiliated Group for any period ending prior to the period under consideration shall not be taken into account.

     (dd) "Unitary Group" shall mean all members of the Alco Group and the Unisource Group, or portions of such members and all other entities contained in a collective business unit identified by a state or local taxing jurisdiction as the basis for its Unitary Income Tax assessment and for which a Unitary Income Tax return is filed or due.

     (ee) "Unitary Income Tax" shall mean state or local taxing jurisdictions' consolidated income taxes; unitary or combined reporting income taxes; and consolidated, unitary, or combined reporting franchise taxes.


                                   SECTION II

                      Preparation and Filing of Tax Return
                      ------------------------------------


     (a) Alco shall prepare and file, or cause to be prepared and filed, all Tax Returns of or with respect to all members of the Alco Group for all tax periods ending before the Effective Date, and all periods beginning before the Effective Date and ending on or after the Effective Date ("Straddle Periods"), other than Separate Tax Returns of or with respect to members of the Unisource Group.

     (b) Unisource shall prepare and file, or cause to be prepared and filed, all Tax Returns of or with respect to members of the Unisource Group for all tax periods beginning on or after the Effective Date, and all Separate Tax Returns of or with respect to all members of the Unisource Group.

     (c) Any Straddle Period Returns prepared by one or more members of the Alco Group, or one or more members of the Unisource Group, as the case may be (the "Preparing Party"), shall be prepared in accordance with past Tax accounting practices used with respect to the Returns in question (unless such past practices are no longer permissible under the Code or other applicable Laws), and to the extent any items are not covered by past practices (or in the event such past practices are no longer permissible under the Code or other applicable Laws), in accordance with reasonable Tax accounting practices selected by the Preparing Party.

     (d) For the Alco Affiliated Group's consolidated federal income tax return for the period ending September 30, 1997, which will include the tax items of the Unisource Affiliated Group for the period from October 1, 1996 through December 31, 1996 (the "Short Period"), Unisource will provide Alco with a pro forma federal income tax return relating to the Short Period by September 1, 1997.


                                  SECTION III

                                Payment of Taxes
                                ----------------


     (a)  Taxes Generally. Except as provided in Sections III(b), III(c),
          ----------------
          III(d), and V of this Agreement: (i) Alco shall pay, or cause to be paid, and shall indemnify and hold Unisource harmless against all Tax Liabilities that relate to all Tax Returns that Alco is required to prepare and file, or cause to be prepared and filed, pursuant to Section II of this Agreement; and (ii) Unisource shall pay, or cause to be paid, and shall indemnify and hold Alco harmless against all Tax Liabilities that relate to all Tax Returns and Separate Tax Returns that Unisource is required to prepare and file, or cause to be prepared and filed, pursuant to Section II of this Agreement.

     (b)  Federal Consolidated Income Taxes.
          ---------------------------------

          (i) If a consolidated federal income tax return is filed by the Alco Affiliated Group for any taxable year, and if that return evidences a liability for federal income taxes for such year, the total liability as shown on such return shall be payable in full to the IRS by Alco.

          (ii) For the tax year ended September 30, 1996, Unisource shall not make any payments to Alco in respect of federal consolidated income tax liability unless Alco remits additional payments to the IRS on either December 15, 1996 or June 15, 1997 (each, an "Additional Payment"). Unisource shall pay to Alco forty percent (40%) of any Additional Payment within thirty (30) days of Alco's remittance of such Additional Payment to the IRS. Any overpayments of estimated taxes for the tax year ended on September 30, 1996 shall be allocated forty percent (40%) to Unisource and sixty percent (60%) to Alco. Alco shall pay to Unisource its allocable share of any overpayment no later than thirty (30) days after receiving any refund of such overpayment. For purposes of this Section III(b)(ii), Unisource's forty percent (40%) allocable share of any Additional Payment or overpayment shall be computed without taking any alternative minimum tax credit carryforward into account.

          (iii) For the tax year that includes the Straddle Period, Unisource shall pay to Alco an amount equal to Unisource's share of each of Alco's payments in respect of estimated federal consolidated income tax liability for the Straddle Period, calculated in accordance with the estimated tax payment method employed for the Alco Affiliated Group's tax year ending on September 30, 1997 (or such other method as agreed to by the parties); any such payment by Unisource shall be due within thirty (30) days after Alco remits the pertinent tax payment to the IRS. Unisource's share of the Alco Affiliated Group's final federal consolidated income tax liability for the Straddle Period shall equal the Unisource Stand-alone Federal Consolidated Tax Liability for the Straddle Period, and Unisource shall pay to Alco such amount (or receive such refund or reduction in future estimated tax payments from Alco), after taking into account payments with respect to estimated taxes made pursuant to the immediately preceding sentence, no later than the earlier of September 30, 1997 or within thirty (30) days after Unisource provides Alco with the information required under Section II(d) of this Agreement. Unisource shall also pay to Alco the amount of any penalty assessed against Alco for an underpayment of estimated taxes to the extent Alco's estimated tax underpayment is due to Unisource's underpayment of estimated taxes paid to Alco. Such payment shall be made within thirty days of Alco providing written notice to Unisource of such underpayment of estimated taxes by Unisource.

          (iv) If any tax year ending before or including the Effective Date is subsequently examined by the IRS, and an Adjustment results from such examination, then Unisource's share of the Alco Group's additional federal consolidated income Tax Liability (or Tax Benefit) for that tax year resulting from the Adjustment shall be computed in accordance with a method to be agreed to by the parties, and payments under this Section III(b) shall be adjusted to conform to those recomputations. It is generally assumed that in the majority of cases the benefit or burden of an Adjustment would be readily attributable either to the Alco Group or to the Unisource Group and that the benefit or burden would be computed at the highest marginal tax rate for C corporations provided in the Internal Revenue Code for the pertinent year. If the parties cannot agree upon the method to recompute Unisource's share of the Alco Group's additional federal consolidated income Tax Liability (or Tax Benefit), then Unisource's share of the Alco Group's additional federal consolidated income Tax Liability (or Tax Benefit) shall be equal to the difference between (x) the Unisource Stand-alone Federal Consolidated Tax Liability for the pertinent year computed without taking the Adjustment into account and (y) the Unisource Stand-alone Federal Consolidated Tax Liability for the pertinent year after taking the Adjustment into account.

          (v) The provisions of this Section III shall remain in effect notwithstanding that Unisource may have ceased to be a member of the affiliated group of corporations of which Alco is the common Parent.

      (c) Unitary Income Taxes.
          --------------------

          (i) The Unisource Group's share of Unitary Income Tax liabilities for any tax periods for which there is a Unitary Income Tax Liability shall be allocated in accordance with Section III(c)(ii) and Appendix I hereto.

          (ii) The total Unitary Income Tax liability due to a taxing jurisdiction where members of the Unisource Group are included in a Unitary Group with members of Alco Group shall be determined jointly by Alco and Unisource and then allocated within such Unitary Group. Nexus both for purposes of the determination of the Unitary Income Tax liability in a particular jurisdiction and for purposes of the allocation of such liability in the Unitary Group shall be determined jointly by Alco and Unisource. Should a particular taxing jurisdiction subsequently determine Nexus differently from a determination previously used, or otherwise determine that an adjustment is necessary, the Unitary Income Tax liability shall be governed by the subsequent determination or adjustment, and any additional Unitary Income Tax liabilities arising therefrom shall be allocated among the Unitary Group in accordance with this Section III(c).

      (d) Consolidated Personal Property Taxes.
          ------------------------------------
          (i) Unisource shall pay to Alco an amount equal to the Unisource Group's share, if any, of Tax Liabilities reflected on any Consolidated Personal Property Tax Return filed by Alco.

          (ii) If any taxable year is subsequently examined, and an Adjustment results from such examination, then the Unisource Group's share of Tax Liabilities with respect to the Consolidated Personal Property Tax Return for such year shall be recomputed, and payments under Section III(d)(i) shall be adjusted to conform to those recomputations.

      (e) Subject to the provisions of Section V, Alco shall pay and hold Unisource harmless from any Restructuring Liability. In addition, if, as a result of the payment by Alco of any Restructuring Liability, Unisource derives a Tax Benefit, then Unisource shall pay to Alco an amount equal to such Tax Benefit within thirty (30) days of filing the tax return pertaining to such Tax Benefit. If, however, as a result of a Final Determination, the Tax Benefit is reduced, in whole or in part, then Alco shall pay to Unisource an amount equal to the reduction of such Tax Benefit including interest, computed in accordance with Section IX(r) of this Agreement.

                                 SECTION IV

                 Carrybacks and Alternative Minimum Tax Credits
                 ----------------------------------------------

      (a) In the event Unisource or any other member of the Unisource Affiliated Group desires to carry back a loss or other Tax Benefit arising in a year ending after the Effective Date (the "Loss Year") to an Alco Affiliated Group federal consolidated income tax return for a pre-Effective Date period (the "Carryback year"), Unisource shall notify Alco in writing of its intent to carry back such item (and to forego any election to waive such Carryback Item). Alco shall cooperate with Unisource in connection with the filing and processing of any Unisource Carryback Item and shall provide Unisource with copies of all correspondence in connection therewith.

      (b) Subject to Section IV(c), if, pursuant to the terms of Section IV(a) hereof, Unisource elects to carryback a loss or other Tax Benefit item to a pre-Effective Date period, Alco shall pay to Unisource an amount equal to the lesser of (i) any reduction in the Unisource Stand-alone Federal Consolidated Tax Liability for the Carryback Year (and all other pre-Effective Date Periods), or (ii) the excess of the Alco Affiliated Group Tax Liability, as originally computed for the Carryback Year (and all other years), over the Alco Affiliated Group Tax Liability for the Carryback Year (and all other years), after taking the Carryback Item into account.

      (c) For purposes of determining the amount due under Section IV(b), in the event that both Alco and Unisource have Carryback Items available for use in a pre-

          Effective Date period, the order of use of such Carryback Items shall be determined under the Code and applicable Regulations.

      (d) If Alco is required to make a payment to Unisource with respect to any Unisource Carryback Item under this Section IV, Alco shall make such payment within thirty (30) days of receiving the Tax refund attributable to such Unisource Carryback Item, and Alco is required to file a claim for refund within thirty (30) days after written notice of such claim has been delivered by Unisource to Alco.

      (e) If a Loss Year or a Carryback Year is subsequently examined by the IRS, and an Adjustment results from such examination, then Unisource's share of the Alco Group's additional federal consolidated income Tax Liability (or Tax Benefit) for that tax year resulting from the Adjustment shall be computed in accordance with a method to be agreed to by the parties. It is generally assumed that in the majority of cases the benefit or burden of an Adjustment would be readily attributable either to the Alco Group or to the Unisource Group and that the benefit or burden would be computed at the highest marginal tax rate for C corporations provided in the Internal Revenue Code for the pertinent year. If the parties cannot agree upon the method to recompute Unisource's share of the Alco Group's additional federal consolidated income Tax Liability (or Tax Benefit), then Unisource's share of the Alco Group's additional federal consolidated income Tax Liability (or Tax Benefit) shall be equal to the difference between
          (x) the Unisource Stand-alone Federal Consolidated Tax Liability for the pertinent year computed without taking the Adjustment into account and (y) the Unisource

     Stand-alone Federal Consolidated Tax Liability for the pertinent year after taking the Adjustment into account.

(f) Where it lawfully minimizes the Alco Group's Unitary Income Tax liability, Unisource Group losses, credits, or other deductions may be carried back to the Alco Group's Unitary Income Tax return for any period at Unisource's election. Under such circumstances, Alco shall file, within thirty (30) days, any such carryback return or claim, and upon receipt of any resulting refund, Alco shall pay to Unisource (in accordance with Section III(b) hereof) its allocable share of any such refund which may be received, together with any interest pertaining thereto, within thirty (30) days of receiving such refund and interest. In the event of a subsequent examination, appropriate adjustments of such payments shall be made.

(g) Each member of the Unisource Affiliated Group hereby agrees that Alco shall be responsible, in the exercise of its discretion (but consistent with Treasury Regulation (S) 1.1502-55, as proposed or finalized as of the date of filing the Alco Affiliated Group consolidated federal income tax return for the Straddle Period), for determining the extent to which any consolidated alternative minimum tax credits of the Alco Affiliated Group for the Straddle Period or any prior period shall be allocated to the members of the Unisource Affiliated Group as a consequence of their departure from the Alco Affiliated Group, and each member of the Unisource Affiliated Group shall abide by Alco's determination in this regard, unless and until Alco's determination is modified pursuant to a Final Determination.

                                 SECTION V
                                 ---------
  Liability for Taking Certain Actions Inconsistent with the Ruling or Ruling
  ---------------------------------------------------------------------------
                                    Request
                                    -------

(a) In the event that either party, or employee, officer, or director of such party, takes any action inconsistent with, or fails to take any action required by, or in accordance with, the Ruling Request or the Ruling, then such party shall be liable for and shall indemnify and hold the other party harmless from any Tax Liabilities resulting from such action or failure to act.

(b) If, within two years after the Effective Date, either party engages in any transaction involving its stock or assets, and as a result of that transaction, the Distribution is treated as a taxable event, notwithstanding the receipt of the Ruling, then the party engaging in such transaction shall hold the other party harmless from any Tax Liabilities that result from the treatment of the Distribution as a taxable event.

                                   SECTION VI
                                   ----------

        Cooperation and Exchange of Information; Audits and Adjustments
        ---------------------------------------------------------------

(a)  Tax Return Information.
     ----------------------

     (i) Unisource shall, and shall cause each appropriate member of the Unisource Group to, provide Alco with all information and other assistance reasonably requested by Alco to enable the members of the

            Alco Group to prepare and file the Tax Returns required to be filed by them pursuant to this Agreement.

     (ii) Alco shall, and shall cause each appropriate member of the Alco Group to, provide Unisource with all information and other assistance reasonably requested by Unisource to enable the members of the Unisource Group to file the Tax Returns required to be filed by them pursuant to this Agreement.

     (iii) Within thirty (30) days after the filing by a member of the Alco Group of a Tax Return that affects the liability or the determination of the liability for taxes of any member of the Unisource Group, the pertinent member of the Alco Group shall provide Unisource with a copy of so much of the Tax Return that is relevant to a member of the Unisource Group.

(b)  Audits and Adjustments.
     ----------------------

     (i) Whenever Alco or Unisource receives in writing from the IRS or any other taxing authority notice of an Adjustment that may give rise to a payment from the other party under this Agreement, Alco or Unisource, as the case may be, shall give written notice of the Adjustment to the other party within thirty (30) days of becoming aware of the Adjustment but in no case later than thirty (30) days before Alco or Unisource, as the case may be, is required to respond to the IRS or other taxing authority. The Indemnifying Party at its own expense shall have primary control over all matters relating to the Adjustment that may give rise to a payment obligation by the Indemnifying Party, provided, however, that the
                                                  --------  -------
            Indemnified Party may settle, partially settle, or otherwise resolve any controversy involving the Indemnified Party's return to which the particular Adjustment relates, so long as the Indemnified Party does not settle, partially settle, or otherwise resolve the controversy in a manner inconsistent with the Indemnifying Party's position, without prior written consent, which may not be unreasonably withheld, from the Indemnifying Party.

     (ii) Unisource agrees reasonably to cooperate with Alco, in the negotiation, settlement, or litigation of any liability for taxes of any member of the Alco Group.

     (iii) Alco agrees reasonably to cooperate with Unisource in the negotiation, settlement, or litigation of any liability for taxes of any member of the Unisource Group.

     (iv) Alco will reasonably promptly notify Unisource in writing of any Adjustments involving changes in the tax basis of the assets of any Unisource property, specifying the nature of changes so that the Unisource Group will be able to reflect the revised basis in its tax books and records for periods beginning on or after the Effective Date.

For purposes of this Section, the term "party" shall refer to any member of the Alco Group and any member of the Unisource Group, as the case may be.

                                 SECTION VII
                                 -----------

                              Retention of Records
                              --------------------

(a) Alco and Unisource agree to retain the appropriate records which may affect the determination of the liability for taxes of any member of the Alco Group or the Unisource Group, respectively, until such time as there has been a Final Determination with respect to such liability for taxes.

(b) Alco and Unisource will notify each other in writing of any waivers or extensions of the applicable statute of limitations that may affect the period for which any materials, records, or documents must be retained.

                                  SECTION VIII
                                  ------------

                             Resolution of Disputes
                             ----------------------

(a) If the parties are, after negotiation in good faith, unable to agree upon the appropriate application of this Agreement, the controversy shall be settled by arbitration in accordance with the rules of the American Arbitration Association (the "AAA").

(b) Upon written notice by any party to the other party that the controversy is to be submitted to arbitration, each party shall appoint an independent arbitrator (who shall be a tax attorney or independent certified public accountant) within thirty (30) days, and the two arbitrators so appointed shall appoint a third arbitrator within thirty (30) days after the appointment of the last arbitrator appointed within the initial thirty (30) day period. If any party fails to appoint an arbitrator or the parties agree on a single arbitrator, the controversy shall be determined by a single arbitrator. If the two arbitrators are unable to agree on a third arbitrator within thirty (30) days, any party may apply to the AAA to make such appointment, and all parties shall be bound by any appointment so made.

(c) The locale of the arbitration shall be Wayne, Pennsylvania, or any other location mutually agreed on by all parties.

(d) The award of the arbitrators (or arbitrator) shall be final, and judgment upon the award rendered may be entered in any court having Jurisdiction.

(e) The fees and expenses of the AAA arbitration panel shall be borne in equal parts by the parties, unless the arbitration award specifies otherwise.

                                   SECTION IX
                                   ----------

                                 Miscellaneous
                                 -------------

(a)  Term of the Agreement. This Agreement shall become effective as of the date
     ---------------------
     of its execution and, except as otherwise expressly provided herein, shall continue in full force and effect indefinitely.

(b)  Elections Under Code Section 1552.  Nothing in this Agreement is intended
     ---------------------------------
     to change or otherwise affect any election made by or on behalf of the Alco Affiliated Group with respect to the calculation of earnings and profits under

     Code Section 1552.

(c)  Injunctions.  The parties acknowledge that irreparable damage would occur
     -----------
     in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Subject to Section IX, the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any court having jurisdiction, such remedy being in addition to any other remedy to which they may be entitled at law or in equity.

(d)  Severability.  If any term, provision, covenant, or restriction of this
     ------------
     Agreement is held by a court of competent jurisdiction (or an arbitrator or arbitration panel) to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants, and restrictions set forth herein shall remain in full force and effect, and shall in no way be affected, impaired, or invalidated. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants, and restrictions without including any of such which may be hereafter declared invalid, void, or unenforceable. In the event that any such term, provision, covenant, or restriction is held to be invalid, void, or unenforceable, the parties hereto shall use their best efforts to find and employ an alternate means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant, or restriction.

(e)  Assignment.  Except by operation of law or in connection with the sale of
     ----------
     all or substantially all the assets of a party hereto, this Agreement shall not be assignable, in whole or in part, directly or indirectly by any party hereto without the advance written consent of the other party, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void; provided, however, that the provisions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

(f)  Further Assurances.  Subject to the provisions hereof, the parties hereto
     ------------------
     shall make, execute, acknowledge, and deliver such other instruments and documents, and take all such other actions, as may be reasonably required in order to effectuate the purposes of this Agreement and to consummate the transactions contemplated hereby. Subject to the provisions hereof, each of the parties shall, in connection with entering into this Agreement, performing its obligations hereunder and taking any and all actions relating hereto, comply with all applicable laws, regulations, orders, and decrees, obtain all required consents and approvals and make all required filings with any governmental agency, other regulatory or administrative agency, commission or similar authority, and promptly provide the other parties with all such information as they may reasonably request in order to be able to comply with the provisions of this sentence.

(g)  Parties in Interest.  Except as herein otherwise specifically provided,
     -------------------
     nothing in this Agreement expressed or implied is intended to confer any right or benefit upon any person, firm, or corporation other than the parties and their respective successors and permitted assigns.

(h)  Waivers, Etc.. No failure or delay on the part of the parties in exercising
     -------------
     any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power. No modification or waiver of any provision of this Agreement nor consent to any departure by the parties therefrom shall in any event be effective unless the same shall be in writing, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

(i)  Setoff.  All payments to be made by any party under this Agreement shall be
     ------
     made without setoff, counterclaim, or withholding, all of which are expressly waived.

(j)  Change of Law.  If, due to any change in applicable law or regulations or
     -------------
     their interpretation by any court of law or other governing body having jurisdiction subsequent to the date of this Agreement, performance of any provision of this Agreement or any transaction contemplated thereby shall become impracticable or impossible, the parties hereto shall use their best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such provision.

(k)  Confidentiality.  Subject to any contrary requirement of law and the right
     ---------------
     of each party to enforce its rights hereunder in any legal action, each party agrees that it shall keep strictly confidential, and shall cause its employees and agents to keep strictly confidential, any information which it or any of its employees or agentsmay require pursuant to, or in the course of performing its obligations under, any provision of this Agreement.

(l)  Headings.  Descriptive headings are for convenience only and shall not
     --------
     control or affect the meaning or construction of any provision of this Agreement.

(m)  Counterparts.  For the convenience of the parties, any number of
     ------------
     counterparts of this Agreement may be executed by the parties hereto, and each such executed counter-part shall be, and shall be deemed to be, an original instrument.

(n)  Notices. All notices, consents, requests, instructions, approvals, and
     -------
     other communications provided for herein shall be validly given, made, or served, if in writing and delivered personally, by telegram or sent by registered mail, postage prepaid, or by facsimile transmission to

                  Alco at:       Alco Standard Corporation
                                 825 Duportail Road
                                 Wayne, PA 19087
                                 Attn.: Director of Taxes

                  Unisource at:  Unisource Worldwide, Inc.
                                 825 Duportail Road
                                 Wayne, PA 19087
                                 Attn..: Vice President, Taxes

     or to such other address as any party may, from time to time, designate in a written notice given in a like manner. Notice given by telegram shall be deemed deliveredwhen received by the recipient. Notice given by mail as set out above shall be deemed delivered five (5) calendar days after the date the same is mailed. Notice given by facsimile transmission shall be deemed delivered on the day of transmission provided telephone confirmation of receipt is obtained promptly after completion of transmission.

(o)  Pre-Distribution Earnings and Profits.  Alco and Unisource agree to
     -------------------------------------
     allocate pre-Distribution earnings and profits in accordance with Treasury Regulation Section 1.312-10.

(p)  Deferred Compensation  Payments and deductions with respect to Alco's
     ---------------------
     deferred compensation plans are generally discussed in Section 6.02 of the Benefits Agreement entered into between Alco Standard Corporation and Unisource Worldwide, Inc. dated as of November 20, 1996 (the "Benefits Agreement"). In the event that Alco makes a payment to Unisource pursuant to Section 6.02 of the Benefits Agreement, the parties agree that Alco will not take a deduction for the amount of such payment and Unisource will not include such payment in income. It is the intent of the parties that the after-tax cost to Unisource of payments made under Section 6.02 of the Benefits Agreement will be zero (0), taking into account any Adjustment resulting from a Final Determination.

(q)  Costs and Expenses.  Unless otherwise specifically provided herein, each
     ------------------
     party agrees to pay its own costs and expenses resulting from the fulfillment of its respective obligations hereunder.

(r)  Cancellation of Tax Allocation or Tax-Sharing Agreements.  Except
     --------------------------------------------------------
     as otherwise expressly provided herein, on or prior to the Effective Date, Alco shall cancel or cause to be canceled all agreements (other than this Agreement) providing for the allocation or sharing of Income and Taxes to which any member of the Unisource Group would otherwise be bound following the Distribution.

(s)  Interest on Late Payments.  Any payment required under this Agreement that
     -------------------------
     is not paid within the time specified herein shall be subject to interest computed in accordance with Article XII of the Distribution Agreement.

                                   SECTION X
                                   ---------

                                 Applicable Law
                                 --------------

This Agreement shall be governed by and construed and enforced in accordance with the domestic substantive laws of the Commonwealth of Pennsylvania without regard to any choice or conflict of laws, rules, or provisions that would cause the application of the domestic substantive laws of any other jurisdiction.

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed by their respective officers, each of whom is duly authorized, all as of the day and year first above written.

                                 ALCO STANDARD CORPORATION

                                 By:    /s/ John E. Stuart
                                      ----------------------------------
                                 Title:  Chairman and Chief Executive Officer


                                 UNISOURCE WORLDWIDE, INC.

                                 By:    /s/ Ray B. Mundt
                                      ----------------------------------
                                 Title:  Chairman and Chief Executive Officer

                                   APPENDIX I

           Allocation of Unitary Income Tax Liabilities and Benefits
           ---------------------------------------------------------

          (a) Pursuant to Section III(c) of the Tax Sharing and Indemnification Agreement, the Unisource Group, shall be allocated a pro rata share of any Unitary Income Tax cost or benefit, including interest and penalties (either as originally reported or as adjusted upon audit, amended return, or ultimate settlement, or otherwise), arising by reason of its activities' being included in a Unitary Income Tax return with activities of the Alco Group. In order to ascertain the Unisource Group's allocated tax cost or benefit of such Unitary Income Tax return in a particular jurisdiction for a particular tax period the following principles shall apply: (1) any taxable income or loss from Alco Standard Acquisition Capital Corporation ("ASACC") shall be allocated to the groups that received the loans which resulted in such income or loss and (2) the taxable income or loss of Alco that appears on line 30 of the pro forma federal Form 1120 of Alco Corporate shall be allocated sixty percent (60%) to the Alco Group and forty percent (40%) to the Unisource Group. This paragraph (a) shall govern cases involving universal unitary treatment (i.e., cases in which both the Alco Group and the Unisource Group are treated as part of a single unitary business, as is currently expected to be the case in Minnesota) and cases involving group unitary treatment (i.e., cases in which the Alco Group and the Unisource Group are each treated as distinct unitary businesses, as is currently expected to be the case in California). Any costs or expenses incurred to protest or resolve universal unitary tax treatment shall be allocated sixty percent (60%) to the Alco Group and forty percent (40%) to the Unisource Group.

                                  Appendix I

          (b) In cases of selective unitary treatment, (i.e., where Alco Corporate and ASACC are treated as a unitary business, but no member of the Unisource Group is treated as part of a unitary group, as is currently the case in Connecticut), Unisource will be allocated 40 percent of the Unitary Income Tax cost or benefit attributable to the Alco Corporate's and ASACC's inclusion in the selective Alco unitary grouping. Any third-party costs or expenses incurred to protest or resolve selective unitary treatment shall be allocated sixty percent (60%) to the Alco Group and forty percent (40%) to the Unisource Group.



                                  Appendix I